Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Second Quarter and First Six Months 2021 Results

ORLANDO, FL, August 5, 2021 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the second quarter and first six months of fiscal year 2021.[1]

Second Quarter 2021 Highlights

•	Attendance was 5.8 million guests, an increase of 5.5 million guests from the second quarter of 2020. Compared to the second quarter of 2019, attendance declined by 0.7 million guests or 10.1%.
•	Total revenue was a record $439.8 million, an increase of $421.8 million from the second quarter of 2020. Compared to the second quarter of 2019, total revenue increased by $33.8 million or 8.3%.
•	Net income was a record $127.8 million, an increase of $258.8 million from the second quarter of 2020. Compared to the second quarter of 2019, net income increased by $75.1 million or 142.7%.
•

Adjusted EBITDA[2] was a record $218.8 million, an increase of $272.7 million from the second quarter of 2020. Compared to the second quarter of 2019, Adjusted EBITDA increased by $69.1 million or 46.2%.

•

Total revenue per capita increased 14.2% to a record $75.71 from the second quarter of 2020.  Admission per capita increased 16.5% to $41.87 while in-park per capita spending increased 11.6% to $33.84 from the second quarter of 2020. Compared to the second quarter of 2019, total revenue per capita increased 20.5%, admission per capita increased 18.8%, while in-park per capita spending increased 22.7%.

First Six Months 2021 Highlights

•	Attendance was 8.0 million guests, an increase of 5.4 million guests from the first six months of 2020. Compared to the first six months of 2019, attendance declined by 1.8 million guests or 18.1%.
•	Total revenue was $611.7 million, an increase of $440.1 million from the first six months of 2020. Compared to the first six months of 2019, total revenue declined by $14.9 million or 2.4%.
•	Net income was a record $82.9 million, an increase of $270.4 million from the first six months of 2020. Compared to the first six months of 2019, net income increased by $67.2 million.
•

Adjusted EBITDA was a record $244.0 million, an increase of $328.7 million from the first six months of 2020. Compared to the first six months of 2019, Adjusted EBITDA increased by $77.9 million or 46.9%.

•

Total revenue per capita increased 15.1% to a record $76.24 from the first six months of 2020.  Admission per capita increased 9.2% to $42.25 while in-park per capita spending increased 23.5% to $33.99 from the first six months of 2020. Compared to the first six months of 2019, total revenue per capita increased 19.3%, admission per capita increased 16.1%, while in-park per capita spending increased 23.5%.

Other Highlights

•

As of June 30, 2021, the Company’s total available liquidity was $927.8 million, including $615.8 million of cash and cash equivalents on its balance sheet and $312.0 million available on its revolving credit facility.

•

Cash flow from operations was a record $229.7 million and $248.1 million for the three and six months ended June 30, 2021, respectively.  Free Cash Flow[2] was a record $200.0 million and $203.1 million for the three and six months ended June 30, 2021, respectively.

•	As of June 30, 2021, all the Company’s parks were open and operating without COVID-19-related capacity limitations.
•	In the second quarter of 2021, the Company helped rescue almost 500 animals bringing total rescues over its history to over 39,100.

“I am pleased to report that, despite continuing to operate in a highly challenging and COVID-19 impacted environment, momentum from the first quarter continued into the second quarter and we delivered strong second quarter financial results – including record revenue, net income and Adjusted EBITDA,” said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc.  “Our strong financial performance through the first half of the year underscores both the resilience of our business and our commitment to emerge from this extraordinary environment an even stronger and more profitable business.  During the second quarter we also generated record Free Cash Flow that further bolsters our already strong balance sheet.  Our pricing and product strategies, along with the strong consumer demand environment, continued to drive higher realized pricing and strong guest spending resulting in record

[1

] Given the disruption the Company experienced in 2020, when it temporarily closed all its parks on March 16th, the Company believes a comparison of its results to the second quarter and first six months of 2019 provides a more meaningful insight on its performance and operating trajectory.  The Company provides a comparison versus both 2019 and 2020 in this release and will do so as well in its Form 10-Q, which it plans to file tomorrow on August 6, 2021.

[2

] This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

total revenue per capita in the quarter.  Despite the progress we have made, we continue to believe there are significant additional opportunities to improve our execution and continue to drive meaningful growth in both revenue and Adjusted EBITDA.”

“We were also pleased to recently receive recognition from USA Today readers for having some of the best parks and attractions in the country.  Our SeaWorld Orlando park was voted best amusement park in the United States, our Mako rollercoaster in SeaWorld Orlando was voted best rollercoaster in the United States, Aquatica Orlando was voted best outdoor waterpark in the United States and Celtic Fyre at Busch Gardens Williamsburg was voted best amusement park entertainment in the United States.  Several of our other parks and attractions received top ten rankings as well.  We are thrilled to receive these awards and proud of the ambassadors in our parks that help deliver amazing guest experiences,” continued Swanson.

“Looking ahead, next month we will begin our Halloween events including our daytime, family-oriented SeaWorld Spooktacular event at our SeaWorld parks and our night-time Howl-O-Scream event at all of our Busch Gardens and SeaWorld parks, including for the first time ever at SeaWorld Orlando and SeaWorld San Diego.  We are excited about adding this popular event for our thrill-seeking, adult guests in Orlando and San Diego.  We are also planning on strategically adding operating days in the second half of the year versus 2019. Looking further out, we are making progress on building Sesame Place in San Diego and look forward to opening that park next year. In addition, SeaWorld Abu Dhabi, the first SeaWorld park outside of the United States, is on track to complete construction by the end of 2022,” concluded Swanson.

The Company’s second quarter 2021 financial results continued to be impacted by the COVID-19 pandemic.  While 10 of the Company’s 12 parks were open at the beginning of the second quarter, all parks were operating with capacity limitations and/or modified/limited operations (compared to none of its 12 parks open at the beginning of the second quarter in 2020 due to the temporary park closures effective March 16, 2020 in response to the global COVID-19 pandemic and in compliance with government restrictions).  By the end of the second quarter, all 12 parks were open, all operating without COVID-19 related-capacity limitations (compared to 7 of its 12 parks at the end of the second quarter of 2020, as the Company began the phased reopening of some of its parks with capacity limitations and modified/limited operations, starting in June 2020).  On April 1, 2021, the Company in consultation with the State of Virginia, increased capacity at its Busch Gardens Williamsburg park to approximately 13,000 guests based on revisions to the methodology for calculating restricted capacity at theme parks.  On May 28, 2021, theme park capacity restrictions in the State of Virginia were removed.  At the beginning of the second quarter, the Company’s SeaWorld San Diego park was operating under capacity restrictions in compliance with state safety guidelines for zoos.  On April 12, 2021, SeaWorld San Diego resumed theme park operations with limited capacity in accordance with the State of California guidelines for theme parks. On June 15, 2021, all capacity restrictions for SeaWorld San Diego were removed in accordance with the State of California guidelines.

Given the disruption the Company experienced last year when it temporarily closed all its parks on March 16, 2020, the Company has provided a comparison of its financial results for the three and six months ended June 30, 2021 to the three and six months ended June 30, 2019.

Second Quarter 2021 Results

In the second quarter of 2021, the Company hosted approximately 5.8 million guests, generated record total revenues of $439.8 million, record net income of $127.8 million and record Adjusted EBITDA of $218.8 million.  Attendance declined 0.7 million guests when compared to the second quarter of 2019 primarily due to COVID-19 related impacts including capacity limitations and/or modified/limited operations at our parks for some of the quarter. The increase in total revenue of $33.8 million was primarily a result of increases in admission per capita (defined as admissions revenue divided by total attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) partially offset by the decline in attendance. Admission per capita increased primarily due to the realization of higher prices in our admission products resulting from our strategic pricing efforts, along with the net impact of the admissions product mix when compared to the second quarter of 2019.  In-park per capita spending improved primarily due to increased guest spending, higher realized prices and fees, an improved product mix, new or enhanced and expanded in-park offerings and a strong consumer demand environment during the quarter compared to 2019.  Adjusted EBITDA was positively impacted by an increase in total revenue and a decrease in operating expenses and selling, general and administrative expenses. The decrease in operating expenses and selling, general and administrative expenses is primarily due to a net reduction in labor-related costs, marketing related costs and other operating costs resulting from structural cost savings initiatives and the impact of modified/limited operations due to COVID-19 for most of the quarter when compared to 2019.

	Three Months Ended June 30,		Change
	2021	2019	%
(In millions, except per share and per capita amounts)
Total revenues	$439.8	$406.0	8.3%
Net income	$127.8	$52.7	NM
Earnings per share, diluted	$1.59	$0.64	148.4%
Adjusted EBITDA	$218.8	$149.7	46.2%
Net cash provided by operating activities	$229.7	$129.7	77.1%
Attendance	5.8	6.5	(10.1%)
Total revenue per capita	$75.71	$62.82	20.5%
Admission per capita	$41.87	$35.25	18.8%
In-Park per capita spending	$33.84	$27.57	22.7%

First Six Months 2021 Results

In the first six months of 2021, the Company hosted approximately 8.0 million guests and generated total revenues of $611.7 million, record net income of $82.9 million and record Adjusted EBITDA of $244.0 million. Attendance declined 1.8 million guests when compared to the first six months of 2019 primarily due to COVID-19 related impacts including capacity limitations and/or modified/limited operations at our parks for most of the first six months of 2021.  The decrease in total revenue of $14.9 million was primarily a result of the decline in attendance partially offset by increases in admission per capita and in-park per capita spending.  Admission per capita increased primarily due to the realization of higher prices in our admission products resulting from our strategic pricing efforts, along with the net impact of the admissions product mix when compared to the first six months of 2019.  In-park per capita spending improved primarily due to increased guest spending, higher realized prices and fees, an improved product mix, new, enhanced or expanded in-park offerings and a strong consumer demand environment during the first six months of 2021 compared to the first six months of 2019.  Adjusted EBITDA was positively impacted by the decrease in operating expenses and selling, general and administrative expenses partially offset by the decrease in total revenue. The decrease in operating expenses and selling, general and administrative expenses is primarily due to a net reduction in labor-related costs, marketing related costs and other operating costs resulting from structural cost savings initiatives and the impact of modified/limited operations due to COVID-19 for most of the period compared to the same period in 2019.

	Six Months Ended June 30,		Change
	2021	2019	%
(In millions, except per share and per capita amounts)
Total revenues	$611.7	$626.6	(2.4%)
Net income	$82.9	$15.6	NM
Earnings per share, diluted	$1.03	$0.19	NM
Adjusted EBITDA	$244.0	$166.1	46.9%
Net cash provided by operating activities	$248.1	$167.4	48.2%
Attendance	8.0	9.8	(18.1%)
Total revenue per capita	$76.24	$63.92	19.3%
Admission per capita	$42.25	$36.39	16.1%
In-Park per capita spending	$33.99	$27.53	23.5%

Liquidity Update

As of June 30, 2021, the Company’s total liquidity including available capacity under the Company’s revolving credit facility was $927.8 million as of June 30, 2021. The Company’s cash and cash equivalents balance as of June 30, 2021 was $615.8 million, compared to a balance of $430.6 million as of March 31, 2021.

The Company generated record cash flow from operations of $248.1 million in the six months ended June 30, 2021 compared to $167.4 million in the same period of 2019, an increase of $80.7 million. The Company generated record Free Cash Flow of $203.1 million in the six months ended June 30, 2021 compared to $54.6 million in the same period of 2019, an increase of $148.4 million.

As of June 30, 2021, the Company’s current deferred revenue balance was $238.7 million, an increase of approximately 46.3 percent when compared to June 30, 2019.

Conference Call

The Company will hold a conference call today, Thursday, August 5, 2021 at 9 a.m. Eastern Time to discuss its second quarter financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com.  For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on August 5, 2021 under the “Events & Presentations” tab of www.SeaWorldInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on August 5, 2021 through 11:59 p.m. Eastern Time on August 12, 2021 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 10158333.

Statement Regarding Non-GAAP Financial Measures and Other Supplemental Financial Metrics

This earnings release and accompanying financial statement tables include several non-GAAP financial measures and other supplemental financial metrics, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 39,100 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 or any related mutations and its impact on our business and the economy in general, complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry and/or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; seasonal fluctuations in operating results, inability to compete effectively in the highly competitive theme park industry; interactions between animals and our employees and our guests at attractions at our theme parks, animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites and/or information technology systems; increased labor costs, including minimum wage increases, and employee health and welfare benefits; inability to grow our business or fund theme park capital expenditures, adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; loss of key personnel; unionization activities and/or labor disputes; inability to meet workforce needs; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; restrictions in our debt agreements limiting flexibility in operating our business; changes in the method for determining LIBOR and the potential replacement of LIBOR may affect our cost of capital; inability to retain our current credit ratings; our substantial leverage; inability to maintain certain commercial licenses; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; changes to immigration, foreign trade, investments and/or other policies; inability to realize the full value of the Company’s intangible assets; changes in tax laws; tariffs or other trade restrictions; actions of activist stockholders; the ability of Hill Path Capital LP to significantly influence our decisions; changes or declines in our stock price, as well as the risk that securities analysts could downgrade our stock or our sector; risks associated with our capital allocation plans and share repurchases, including the risk that our share repurchase program could increase volatility and fail to enhance stockholder value and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Stephen Schuler

Vice President, Public Relations

(786) 322-8041

Stephen.schuler@seaworld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Net revenues:
Admissions	$243,225	$9,775	$233,450	NM	$339,005	$100,281	$238,724	NM
Food, merchandise and other	196,559	8,251	188,308	NM	272,699	71,306	201,393	NM
Total revenues	439,784	18,026	421,758	NM	611,704	171,587	440,117	NM
Costs and expenses:
Cost of food, merchandise and other revenues	34,173	1,153	33,020	NM	49,115	14,257	34,858	NM
Operating expenses (exclusive of depreciation and amortization shown separately below)	157,307	59,049	98,258	NM	265,079	192,048	73,031	38.0%
Selling, general and administrative expenses	43,190	21,104	22,086	104.7%	74,654	48,058	26,596	55.3%
Severance and other separation costs (a)	1,496	9	1,487	NM	1,582	74	1,508	NM
Depreciation and amortization	36,247	37,941	(1,694)	(4.5%)	72,805	75,954	(3,149)	(4.1%)
Total costs and expenses	272,413	119,256	153,157	128.4%	463,235	330,391	132,844	40.2%
Operating income (loss)	167,371	(101,230)	268,601	NM	148,469	(158,804)	307,273	NM
Other expense (income), net	21	(1)	22	NM	195	(13)	208	NM
Interest expense	31,127	21,908	9,219	42.1%	62,083	41,061	21,022	51.2%
Income (loss) before income taxes	136,223	(123,137)	259,360	NM	86,191	(199,852)	286,043	NM
Provision for (benefit from) income taxes	8,461	7,892	569	7.2%	3,313	(12,304)	15,617	NM
Net income (loss)	$127,762	$(131,029)	$258,791	NM	$82,878	$(187,548)	$270,426	NM
Earnings (loss) per share:
Earnings (loss) per share, basic	$1.62	$(1.68)			$1.05	$(2.40)
Earnings (loss) per share, diluted	$1.59	$(1.68)			$1.03	$(2.40)

Weighted average common shares outstanding:
Basic	78,986	78,093			78,724	78,153
Diluted (b)	80,177	78,093			80,123	78,153

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended June 30,			2021 vs 2019	For the Six Months Ended June 30,			2021 vs 2019	Last Twelve Months Ended June 30,
	2021	2020	2019		$2021	2020	2019		$2021
Net income (loss)	$127,762	$(131,029)	$52,651	$75,111	$82,878	$(187,548)	$15,631	$67,247	$(41,895)
Provision for (benefit from) income taxes	8,461	7,892	21,889	(13,428)	3,313	(12,304)	6,782	(3,469)	(14,908)
Interest expense	31,127	21,908	21,803	9,324	62,083	41,061	42,600	19,483	121,929
Depreciation and amortization	36,247	37,941	40,053	(3,806)	72,805	75,954	79,503	(6,698)	147,397
Equity-based compensation expense (c)	6,782	3,320	4,084	2,698	11,255	(281)	7,282	3,973	19,003
Loss on impairment or disposal of assets and certain non-cash expenses (d)	3,079	1,035	683	2,396	3,687	1,420	792	2,895	9,454
Business optimization, development and strategic initiative costs (e)	2,835	264	3,884	(1,049)	3,347	2,299	8,992	(5,645)	8,316
Certain investment costs and other taxes (f)	329	560	4,412	(4,083)	416	662	4,462	(4,046)	798
Other adjusting items (g)	2,194	4,271	215	1,979	4,221	(5,954)	46	4,175	5,416
Adjusted EBITDA (h)	$218,816	$(53,838)	$149,674	$69,142	$244,005	$(84,691)	$166,090	$77,915	$255,510
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (i)									7,100
Adjusted EBITDA, after cost savings (j)									$262,610

	For the Three Months Ended June 30,			2021 vs 2019	For the Six Months Ended June 30,			2021 vs 2019
	2021	2020	2019		$2021	2020	2019	$
Net cash provided by (used in) operating activities	$229,685	$(27,559)	$129,698	$99,987	$248,078	$(68,326)	$167,386	$80,692
Capital expenditures	29,683	4,450	64,801	(35,118)	44,981	53,699	112,738	(67,757)
Free Cash Flow (k)	$200,002	$(32,009)	$64,897	$135,105	$203,097	$(122,025)	$54,648	$148,449

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of June 30, 2021	As of December 31, 2020
Cash and cash equivalents	$615,791	$433,909
Total assets	$2,786,720	$2,566,358
Deferred revenue	$238,694	$130,759
Long-term debt, including current maturities:
Term B-5 Loans	$1,484,626	$1,492,378
Second-Priority Senior Notes	500,000	500,000
First-Priority Senior Notes	227,500	227,500
Total long-term debt, including current maturities	$2,212,126	$2,219,878
Total stockholders’ deficit	$(21,314)	$(105,803)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Six Months Ended June 30,		Change
	2021	2020	$	%
Capital Expenditures:
Core (l)	$31,668	$45,840	$(14,172)	(30.9%)
Expansion/ROI projects (m)	13,313	7,859	5,454	69.4%
Capital expenditures, total	$44,981	$53,699	$(8,718)	(16.2%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2021	2020	#	%	2021	2020	#	%
Attendance	5,809	272	5,537	NM	8,023	2,591	5,432	NM
Total revenue per capita (n)	$75.71	$66.27	$9.44	14.2%	$76.24	$66.22	$10.02	15.1%
Admission per capita (o)	$41.87	$35.94	$5.93	16.5%	$42.25	$38.70	$3.55	9.2%
In-Park per capita spending (p)	$33.84	$30.33	$3.51	11.6%	$33.99	$27.52	$6.47	23.5%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL INFORMATION COMPARED TO 2019
(In thousands, except per share and per capita amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2021	2019	#	%	2021	2019	#	%
Total revenues	$439,784	$405,992	$33,792	8.3%	$611,704	$626,567	$(14,863)	(2.4%)
Net income	$127,762	$52,651	$75,111	142.7%	$82,878	$15,631	$67,247	NM
Net income per share, diluted	$1.59	$0.64	$0.95	148.4%	$1.03	$0.19	$0.84	NM
Adjusted EBITDA (q)	$218,816	$149,674	$69,142	46.2%	$244,005	$166,090	$77,915	46.9%
Net cash provided by operating activities	$229,685	$129,698	$99,987	77.1%	$248,078	$167,386	$80,692	48.2%
Attendance	5,809	6,463	(654)	(10.1%)	8,023	9,802	(1,779)	(18.1%)
Total revenue per capita	$75.71	$62.82	$12.89	20.5%	$76.24	$63.92	$12.32	19.3%
Admission per capita	$41.87	$35.25	$6.62	18.8%	$42.25	$36.39	$5.86	16.1%
In-Park per capita spending	$33.84	$27.57	$6.27	22.7%	$33.99	$27.53	$6.46	23.5%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs.

(b)  During the three and six months ended June 30, 2021, there were approximately 184,000 and 126,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three and six months ended June 30, 2020, there were approximately 2.3 million and 2.0 million potentially dilutive shares excluded from the computation of diluted loss per share, respectively, as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(c) Reflects non-cash equity compensation expenses and related cash payroll taxes incurred during the period.  For the six months ended June 30, 2020, includes a reversal of equity compensation for certain performance vesting restricted units which were no longer considered probable of vesting.

(d) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals.  For the three, six and twelve months ended June 30, 2021, primarily reflects asset write-offs and certain costs related to certain rides and equipment which were removed from service.

(e) For the three and six months ended June 30, 2021, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $1.5 million and $1.6 million, respectively, of severance and other separation costs associated with positions eliminated and (ii) $0.4 million and $0.5 million, respectively, of third-party consulting costs.

For the three and six months ended June 30, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $3.6 million and $5.9 million, respectively, of third-party consulting costs and (ii) $0.1 million and $2.6 million, respectively, of severance and other employment costs associated with positions eliminated.

For the six months ended June 30, 2020, reflects business optimization, development and other strategic initiative costs primarily related to $1.9 million of third-party consulting costs.

For the twelve months ended June 30, 2021, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $4.3 million of severance and other separation costs and (ii) $1.7 million of third-party consulting costs.

(f) For the three and six months ended June 30, 2019, includes approximately $4.3 million relating to expenses associated with the previously disclosed transfer of shares and related transactions. For the twelve months ended June 30, 2021, includes costs associated with a Registration Statement on Form S-3 filed in 2020.

(g) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which we are permitted to exclude under the credit agreement governing our Senior Secured Credit Facilities due to the unusual nature of the items.  For the three and six months ended June 30, 2021, primarily relates to incremental non-recurring costs associated with the COVID-19 pandemic, primarily associated with incremental labor-related costs to prepare, staff, and operate the parks with enhanced safety measures and legal costs related to COVID-19 related matters.

For the three and six months ended June 30, 2020, includes approximately $3.9 million in incremental non-recurring costs associated with the COVID-19 pandemic, primarily associated with incremental labor-related costs to prepare the parks for reopening with enhanced safety measures, incremental third-party consulting costs related to our COVID-19 response and safety communication strategies and initial purchases of personal protective equipment. For the six months ended June 30, 2020, also includes $12.5 million of insurance proceeds related to a legal settlement gain as previously disclosed.

For the twelve months ended June 30, 2021, includes approximately $9.2 million or incremental non-recurring costs associated with the COVID-19 pandemic, partially offset by approximately $4.4 million related to the return of funds previously paid for a legal settlement. The costs associated with the COVID-19 pandemic primarily relate to incremental labor-related costs to prepare, staff and operate the parks with enhanced safety measures, legal costs related to COVID-19 related matters, temporary or initial purchases of safety monitoring and personal protective equipment and contract termination or modification costs related to impacts from the temporary COVID-19 park closures.

(h) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.

(i) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net income (loss).  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings. The estimated cost savings included in the table above do not reflect the net annualized estimated cost savings the Company would have realized versus 2019 because operations during the last twelve-month period ended June 30, 2021 were significantly impacted by the COVID-19 pandemic.

(j) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (i) above.

(k) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

(l) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(m)  Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(n) Calculated as total revenues divided by attendance.

(o) Calculated as admissions revenue divided by attendance.

(p) Calculated as food, merchandise and other revenue divided by attendance.

(q) For a reconciliation of the Company’s Adjusted EBITDA for the three and six months ended June 30, 2019, refer to table above.